Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
M ACQUISITION COMPANY III CORPORATION

(a Delaware corporation)

M ACQUISITION COMPANY III CORPORATION, a Delaware corporation (the “Corporation”), desiring to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST:                 The name of the Corporation is “M Acquisition Company III Corporation”.

SECOND:            Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

FIRST:                 The name of the Corporation is “Boxwood Merger Corp.”.

THIRD:                The foregoing amendment of the Corporation’s Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, M Acquisition Company III Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by its duly authorized officer on this 20th day of August, 2018.

Date: August 20, 2018
M ACQUISITION COMPANY III
CORPORATION

/s/ Diana Delgado
Diana Delgado, Secretary